EXHIBIT 3.4
                            ARTICLES OF ORGANIZATION

                            LIMITED LIABILITY COMPANY

         The undersigned hereby submits Articles of Organization for the purpose of forming a limited liability company pursuant to the Oregon Limited Liability Company Act, ORS Chapter 63.

         1.       NAME.

         The name of the limited liability company (the "Company") is:

                         SMOG CENTERS OF CALIFORNIA, LLC


         2.       REGISTERED AGENT AND OFFICE.

         The name of the initial registered agent and the initial registered office of the Company, which address is identical to the business office of the registered agent in Oregon are:

                               Robert C. Laskowski
                           520 S.W. Yamhill, Suite 600
                             Portland, OR 97204-1329

         3.       MAILING ADDRESS.

         The mailing address of the Company for the mailing of notices is:

                               Robert C. Laskowski
                           520 S.W. Yamhill, Suite 600
                             Portland, OR 97204-1329


         4.       MANAGERS.

         Management of the Company is vested in the Members, with certain responsibilities delegated to a Manager as set forth in the Company's Operating Agreement.

         5.       DURATION.

         The latest date on which the Company is to dissolve is perpetual.

         6.       LIABILITY OF MEMBERS TO THIRD PARTIES.

         No member or Manager shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member or acting as a member of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under its Operating Agreement or the Act shall not be grounds for imposing personal liability on the Members (including the Manager) for liabilities of the Company.



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         7.       LIMITATION OF LIABILITY.

         The Manager of the Company shall not be liable, for damages or otherwise, to the Company or the other members for any act or omission by such person except to the extent that the Act, as the same may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment does not adversely affect any right or protection of such manager for actions or omissions prior to such amendment), prohibits elimination or limitation of such manager's liability.

         8.       INDEMNIFICATION.

         The Company shall indemnify its Manager and Members as provided in its Operating Agreement.

         9.       NAME AND ADDRESS OF ORGANIZERS.

         The name and address of each person executing this certificate is:

                               Robert C. Laskowski
                           520 S.W. Yamhill, Suite 600
                             Portland, OR 97204-1329


         Dated: November 21, 2002.

                                                     /s/ ROBERT C. LASKOWSKI



                   CONSENT TO APPOINTMENT AS REGISTERED AGENT

         Robert C. Laskowski hereby consents to serve as Registered Agent in the State of Oregon for Smog Centers of California, LLC, the above named limited liability company (the "Company"). I understand that as agent for the Company, it will be my responsibility to accept Service of Process on behalf of the Company, to forward license renewals and other mail to the Company, and to immediately notify the Secretary of State in the event of my resignation or any changes in the Registered Office address.

         Dated: November 21, 2002


                                                     /s/ ROBERT C. LASKOWSKI

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